EXHIBIT 4.15

                             1998 STOCK AWARD PLAN


     1. Purpose of the Plan. The AMERICAN INTERNATIONAL PETROLEUM CORPORATION 1998 Stock Award Plan (the "Plan") is intended to attract, retain, motivate and reward employees and officers of, and consultants to, AMERICAN INTERNATIONAL PETROLEUM CORPORATION (the "Company") and its Affiliates who are and will be contributing to the success of the business; to provide competitive incentive compensation opportunities; and to further opportunities for stock ownership by such employees, officers, and consultants in order to increase their proprietary interest in the Company. Affiliates shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 50% or more of the voting stock or capital at the time of granting of such award. Accordingly, the Company may from time to time, grant to selected employees, officers and consultants ("participants") awards ("awards") of shares of Common stock of the Company $.08 par value ("Stock"), together with, to the extent determined by the Company in its sole discretion at the time of the grant of the award, reimbursement by the Company of amounts payable by the recipient of the award as a consequence of any such award ("Cash Amount") subject to the terms and conditions hereinafter provided.

     2. Administration of the Plan. The Plan shall be administered by the Board of Directors of the Company as such Board of Directors may be composed from time to time and/or by a Stock Grant Committee or Compensation Committee (the "Committee") which shall be comprised of solely of at least two Outside Directors (as such term is defined in regulations promulgated from time to time with respect to Section 162(m)(4)(C)(i) of the Code) appointed by such Board of Directors of the Company. As and to the extent authorized by the Board of Directors of the Company, the Committee may exercise the power and authority vested in the Board of Directors under the Plan. The Board of Directors or the Committee to the extent authorized by the Board of Directors, is authorized to interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it deems appropriate, including rules and regulations to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Code. Decisions of the Board of Directors and/or the Committee in connection with the administration of the Plan shall be final, conclusive, and binding upon all parties including the Company, stockholders, employees and consultants.

         In addition to such other rights of indemnification as they have as Directors or as members of the Committee, the members of the Board of Directors and the Committee shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys' fees) actually and necessary incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any awards granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation and Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Director or Committee member or members did not act in good faith and in a manner he, she

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or they reasonably believed to be in or not opposed to the best interest of the
Company.

         Subject to the terms, provisions, and conditions of the Plan as set forth herein, the Board of Directors and the Committee, to the extent authorized by the Board of Directors, shall have sole discretion and authority:

          (a) to select the employees, officers, and consultants to be awarded Stock (it being understood that more than one award may be granted to the same person);

          (b) to determine the number of shares to be awarded to each recipient and whether or not to grant any Cash Amount which may be granted in tandem therewith;

          (c)  to determine the time or times when the awards may be granted;
               and

          (d) to prescribe the form of stock legend for the certificates of shares of Stock or other instruments, if any, evidencing any awards granted under this Plan.

     3. Stock Subject to the Plan. The aggregate number of shares of Stock which may be awarded under the Plan shall not exceed 500,000 shares of Stock of the Company. In the event that the outstanding shares of Common Stock are hereafter changed by reason of recapitalization, reclassification, stock split-up, combination or exchange of shares of Common Stock or like, or by the issuance of dividends payable in shares of Common Stock, an appropriate adjustment shall be made by the Board of Directors, as determined by the Board of Directors and/or the committee, in the aggregate number of shares of Common Stock available under the Plan. Shares to be awarded under the Plan shall be made available, at the discretion of the committee, either from the authorized but unissued shares of Stock of the Company or from shares of Stock reacquired by the Company, including shares purchased in the open market.

     4. Eligibility. Stock shall be awarded only to employees of and consultants to the Company (the term "employees" shall include officers as well as other key employees of the Company, and shall include directors who are also key employees of the Company).

     5. Awards and Certificates. (a) Each recipient shall be issued a certificate in respect of shares of Stock awarded under the Plan. Each certificate shall be registered in the name of the participant, and shall bear an appropriate restrictive legend on its face, which legend shall be subject to removal pursuant to an effective registration statement or an opinion of counsel satisfactory to the Company that such registration is not required. The Company may register, on behalf of the recipients, shares issued pursuant to the Plan. Notwithstanding anything contained herein to the contrary, no recipient shall be entitled to more than 50,000 shares of Common Stock issuable pursuant to awards under the Plan.

         (b) The Board of Directors or Committee may, in its sole discretion, grant to a recipient of an award, a cash amount not to exceed the federal, state and local taxes the recipient must pay as a result of the fair market value of the award being included in income for federal, state and local; income tax purposes. The grant of a Cash Amount to one recipient shall in no

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way require the Board of Directors or the Committee to grant a Cash Amount to any other recipient of an award.

     6. Termination and Amendment. The Committee may amend, suspend, or terminate the Plan at any time provided that no such modification without the approval of stockholders shall:

         (a) increase the maximum number of shares of Stock which are available for awards under the Plan;

         (b) extend the period during which awards may be granted under the Plan beyond April 2, 2008; or

         (c) impair the rights of any recipient under any award.

     7.  Miscellaneous

         (a) Nothing in the Plan shall require the Company to issue or transfer any shares pursuant to an award if such issuance or transfer would, in the opinion of the Committee, constitute or result in a violation of any applicable statute or regulation of any jurisdiction relating to the disposition of securities.

         (b) Notwithstanding any other provision of the Plan, the Committee may at any time make or provide for such adjustment to the Plan, to the number of shares available thereunder, or to any awards of Stock as it shall deem appropriate, to prevent dilution or enlargement of rights, including adjustments in the event of changes in the number of outstanding shares of Stock by reason of stock dividends or distributions, stock splits or other combinations or subdivisions of stock, recapitalization, issuances by reclassification, mergers, consolidations, combinations or exchanges of shares separations, reorganizations, liquidations, or other similar corporate changes. Any such determination by the Committee shall be conclusive.

         (c) No employee, consultant or other person shall have any claim or right to be granted shares of Stock under the Plan, and neither the Plan nor any action taken thereunder shall be construed as giving any participant, recipient, employee, consultant or other person any right to be retained in the employ of or by the Company and/or an Affiliate.

         (d) A recipient who receives an award shall have rights as a share owner with respect to the stock covered by such award to receive dividends in cash or other property or other distributions or rights in respect of such stock and to vote the Stock as the record owner thereof.

         (e) Income realized as a result of an award of stock shall not be included in the recipient's earnings for the purpose of any benefit plan in which the recipient may be enrolled or for which the recipient may become eligible unless otherwise specifically provided for in such plan.

         (f) If and when a recipient is required to pay the Company an amount required to be withheld under an federal, state or local income tax laws in connection with an award of stock under the Plan, the Committee may, in its sole discretion and subject to such rules as it may adopt, permit the participant to satisfy the obligation, in whole or in part, by electing to have the Company withhold shares of Common Stock having a fair market value

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equal to the amount required to be withheld. The election to have shares withheld must be made on or before the date the amount of tax to be withheld is determined.

         (g) The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Nevada and construed in accordance therewith.

     8. Effective Date and Term of the Plan. The effective date of the Plan shall be April 2, 1998, subject to approval by the stockholders of the Company at the 1998 Annual Meeting of Stockholders. Notwithstanding the foregoing, awards of Stock may be made by the Committee as provided herein, subject to such subsequent stockholder approval. No awards of stock may be made under the Plan after April 2, 2008.